UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2019

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16941 Keegan Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0085

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Meniane as Chief Operating Officer and Chief Financial Officer

On March 12, 2019, the Board of Directors (the “Board”) of U.S. Auto Parts Network, Inc. (the “Company”) appointed David Meniane as Chief Operating Officer and Chief Financial Officer of the Company,  effective March 15, 2019 (the “Effective Date”).

Mr. Meniane, 35, previously served as Executive Vice President of L.A. Libations, a start-up accelerator for consumer packaged goods companies in North America, from August 2016 to March 2019, and as Chief Executive Officer of Victoria’s Kitchen, a specialty beverage company, from October 2011 through its acquisition by Hispanica International, Inc. in October 2017. Prior to that, he served as Chief Financial Officer of Aflalo & Harkham Investments, a commercial real estate investment partnership. Mr. Meniane holds a bachelor’s degree in accounting and a master’s degree in taxation from the University of Southern California and is a certified C.P.A

Mr. Meniane has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Meniane or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

In connection with Mr. Meniane’s appointment as Chief Operating Officer and Chief Financial Officer, Mr. Meniane entered into an Employment Agreement with the Company (the “Employment Agreement”), pursuant to which Mr. Meniane will receive an annual base salary of $350,000, subject to an annual performance review, and will also receive a lump sum signing bonus of $150,000 payable within thirty days of the Effective Date.   The bonus must be repaid to the Company by Mr. Meniane in the event his employment with the Company is terminated for cause (as defined in his Employment Agreement) or if he voluntarily resigns from the Company prior to the one year anniversary of the Effective Date.  Mr. Meniane will also be eligible to receive an annual target incentive bonus of up to 60% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Meniane will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination for any reason (other than for cause), Mr. Meniane will be entitled to severance payments equal to six months’ base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his accrued target bonus for the year in which he was terminated but solely to the extent such annual bonuses are paid to a majority of the other Company’s bonus eligible employees, and reimbursement for the cost of COBRA coverage for a period of up to six months following his termination of employment.

In connection with the Employment Agreement, Mr. Meniane will be granted a stock option to purchase 500,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Equity Incentive Plan, subject to approval of the Compensation Committee of the Board. The exercise price for the Option will be the closing sales price of the Company’s common stock as reported by NASDAQ on the date of grant. The Option will vest over a four year period, with 25% vesting and becoming exercisable on the first year anniversary of the grant date, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter, subject to Mr. Meniane’s continued service with the Company through such vesting dates.

The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description of this agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated herein by reference. The terms and conditions of the conditions of the Option are set forth in the forms of agreements which were previously filed by the Company as exhibits to the Form 8-K filed with the Securities and Exchange Commission on June 2, 2016.

Departure of Neil Watanabe as Chief Financial Officer

Effective March 15, 2019, Neil Watanabe, the Company’s principal financial officer, resigned from his position as Chief Financial Officer.

Item 7.01.Regulation FD Disclosure

On March 15, 2019,  the Company issued a press release announcing Mr. Meniane’s appointment to Chief Operating Officer and Chief Financial Officer of the Company. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1 99.1	Employment Agreement, dated March 14, 2019, by and between the Company and David Meniane. Press Release, dated March 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2019	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ LEV PEKER
	Name:	Lev Peker
	Title:	Chief Executive Officer